Exhibit 99.1 PRESS RELEASE, DATED MAY 8, 2013, OF ENERSYS REGARDING PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR FISCAL 2013

EnerSys Reports Preliminary Fourth Quarter and Full Year Results and Announces Quarterly Conference Call

Reading, PA, USA, May 8, 2013 – EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications, announced today preliminary results for its fourth quarter and full year of fiscal 2013, which ended on March 31, 2013.

Net earnings attributable to EnerSys stockholders (“Net earnings”) for the fourth quarter are expected to be $37.7 million, or $0.77 per diluted share, including an unfavorable net of tax impact of $0.03 per share from a charge of $1.3 million for restructuring plans.

The expected Net earnings of $0.77 per diluted share compares to diluted Net earnings per share of $0.94 for the fourth quarter of fiscal 2012, which included an unfavorable highlighted $0.04 per share impact from a charge of $1.7 million for restructuring plans and $0.2 million for fees related to acquisition activities.

Excluding these highlighted items, adjusted Net earnings per diluted share for the fourth quarter of fiscal 2013, on a non-GAAP basis, are expected to be $0.80, which would exceed the guidance of $0.73 to $0.77 per diluted share given by the Company on February 6, 2013. These earnings compare to the prior year fourth quarter adjusted Net earnings of $0.98 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the fourth quarter of fiscal 2013 were $572.2 million, a decrease of 4% from the prior year fourth quarter net sales of $592.8 million and a 3% sequential quarterly increase from the third quarter of fiscal 2013’s net sales of $557.3 million. The 4% decrease was the result of a 2% decrease in both organic volume and foreign currency translation impact, a 1% decrease due to pricing, partially offset by a 1% increase from acquisitions.

Net earnings for the twelve months of fiscal 2013 are expected to be $166.5 million, or $3.42 per diluted share, and includes an unfavorable impact from highlighted charges of $0.13 per share. Highlighted charges include $6.1 million for restructuring plans and $0.2 million for fees related to acquisition activities.

Net earnings for the twelve months of fiscal 2012 were $144.0 million, or $2.93 per diluted share, and included an unfavorable net of tax impact from highlighted charges of $0.10 per share. Highlighted charges included $3.8 million for restructuring plans and $1.8 million for fees related to acquisition activities partially offset by a $0.6 million legal settlement in favor of the Company.

Adjusted Net earnings per diluted share for the twelve months of fiscal 2013, on a non-GAAP basis, are expected to be $3.55 and compares to $3.03 per diluted share for the comparable period of fiscal 2012. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the twelve months of fiscal 2013 were relatively flat at $2,277.6 million compared to the net sales of $2,283.4 million in fiscal 2012. A 2% increase from acquisitions and a 1% increase in organic volume were offset by a 3% decrease from foreign currency translation impact.

“Our full year adjusted Net earnings per diluted share of $3.55 are the best annual earnings in our Company’s history,” stated John D. Craig, chairman, president and chief executive officer of EnerSys. “This was our third straight year of achieving record earnings and validates our strategy of being the best value in the energy storage industry. I would like to thank our customers for their ongoing support and our employees for their continued dedication and hard work. During fiscal year 2014 we will continue to implement our global growth and cost reduction strategies while expanding our premium product offerings.”

Mr. Craig added, “Our first quarter of fiscal 2014 guidance for adjusted net earnings per diluted share is between $0.78 and $0.82, which excludes an expected charge of $0.07 from our ongoing restructuring programs and acquisition expenses.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and other highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities and those charges and credits that are not directly related to operating unit performance, such as fees and expenses related to acquisition activities. Because these charges are not incurred as a result of ongoing operations or are incurred as a result of a potential acquisition, they are not a helpful measure of the performance of our underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to preliminary amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Quarter ended
	March 31, 2013 (preliminary)		March 31, 2012
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$37.7		$45.4
Non-GAAP adjustments, net of tax:
Restructuring charge-EMEA	1.3	(1)	1.7	(1)
Acquisition activity expense-EMEA	—		—	(2)
Acquisition activity expense-Americas	—		0.1	(2)
Acquisition activity expense-Asia	—		0.1	(2)

Non-GAAP adjusted net earnings	$39.0		$47.3

Outstanding shares used in per share calculations
Basic	47,822,281		47,765,933

Diluted	48,712,542		48,343,000

Non-GAAP adjusted net earnings per share:
Basic	$0.82		$0.99

Diluted	$0.80		$0.98

Reported net earnings per share:
Basic	$0.79		$0.95

Diluted	$0.77		$0.94

EMEA - Europe, the Middle East and Africa

	Fiscal year ended
	March 31, 2013 (preliminary)		March 31, 2012
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$166.5		$144.0
Non-GAAP adjustments, net of tax:
Restructuring charge-EMEA	3.4	(1)	3.8	(1)
Restructuring charge-Asia	2.7	(1)	—
Acquisition activity expense-EMEA	—		0.2	(2)
Acquisition activity expense-Americas	0.2	(2)	1.5	(2)
Acquisition activity expense-Asia	—		0.1	(2)
Legal proceedings settlement income-EMEA	—		(0.6	)(3)

Non-GAAP adjusted net earnings	$172.8		$149.0

Outstanding shares used in per share calculations
Basic	48,022,005		48,748,205

Diluted	48,635,449		49,216,035

Non-GAAP adjusted net earnings per share:
Basic	$3.60		$3.06

Diluted	$3.55		$3.03

Reported net earnings per share:
Basic	$3.47		$2.95

Diluted	$3.42		$2.93

(1)

Resulting from pre-tax restructuring charges in EMEA of approximately $1.8 million in the fourth quarter of fiscal 2013 and approximately $2.3 million in the fourth quarter of fiscal 2012, respectively, and approximately $4.5 million in EMEA and $2.7 million in Asia for the twelve months of fiscal 2013 and approximately $5.0 million in EMEA for the twelve months of fiscal 2012.

(2)

Resulting from pre-tax charges for acquisition activity expense of approximately ($0.1) million in EMEA, $0.2 million in Americas and $0.2 million in Asia in the fourth quarter of fiscal 2012. Pre-tax charges for acquisition activity expense were approximately $0.3 million in Americas for the twelve months of fiscal 2013 and $0.2 million in EMEA, $2.4 million in Americas and $0.2 million in Asia in the twelve months of fiscal 2012.

(3)

Resulting from pre-tax legal settlement income of approximately $0.9 million in EMEA in the second quarter of fiscal 2012 relating to a fiscal 2009 litigation whereby the Company’s share of damages was reduced and monies refunded.

EnerSys also announced that it will host a conference call to discuss the Company’s fourth quarter and fiscal year 2013 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Wednesday, May 29, 2013 at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer, and Michael J. Schmidtlein, Senior Vice President Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s web site at http://www.enersys.com.

The conference call information is:

Date:	Wednesday, May 29, 2013
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	866-953-6859
International Dial-In Number:	617-399-3483
Passcode:	60367379

A replay of the conference call will be available from 11:00 a.m. on May 29, 2013 through midnight on June 28, 2013.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	32233044

For more information, contact Thomas O’Neill, Vice President and Treasurer, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800-538-3627; Web site: www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power supplies, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world under the direction of its Americas, EMEA and Asia regional headquarters.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including Forward-Looking Statements,” set forth in EnerSys’ Quarterly Report on Form 10-Q for the quarter ended December 30, 2012. No undue reliance should be placed on any forward-looking statements.